Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-139645 and 333-122812 on Form S-3, and Registration Statement No. 333-139128 on Form S-8 of Jamba, Inc. (formerly Services Acquisition Corp. International) of our report dated April 2, 2007, relating to the consolidated financial statements of Jamba Juice Company and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard) as of November 28, 2006, June 27, 2006 and June 28, 2005 and for the period from June 28, 2006 to November 28, 2006 and for each of the three fiscal years in the period ended June 27, 2006, appearing in this Annual Report on Form 10-K of Jamba, Inc. for the fiscal year ended January 9, 2007.

/s/ Deloitte & Touche LLP

San Francisco, California
April 2, 2007